UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 12, 2008

(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 North Robinson, Suite 300 Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
(405) 775-5000

(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, in 1999 Tronox LLC a wholly owned subsidiary of Tronox Incorporated, was named as a Potential Responsible Party (“PRP”) under CERCLA at a former wood treatment site in New Jersey at which the EPA conducted a cleanup. Tronox LLC recently received a complaint in a lawsuit entitled United States of America v. Tronox LLC in the United States District Court for the District of New Jersey (a copy of the complaint is attached hereto as Exhibit 99.1). Pursuant to the Complaint, the United States seeks recovery from Tronox LLC of costs incurred and to be incurred by the United States in response to releases or threatened releases of hazardous substances at or from the Federal Creosoting Superfund site located in the borough of Manville, Somerset County, New Jersey. According to the complaint, as of June 15, 2008 the United States has incurred at least $280 million in unreimbursed response costs related to the cleanup. As we have previously disclosed, Tronox LLC did not operate the site which was sold to a third party before Tronox LLC seceded to the interests of a predecessor in the 1960s. Like Tronox LLC, the predecessor also did not operate the site which had been closed down before it was acquired by the predecessor. Based on historical records, there are substantial uncertainties about whether or under what terms the predecessor assumed any liabilities for the site. Tronox LLC vehemently disagrees with the allegations asserted against it in the complaint and intends to vigorously defend the suit.

Item 9.01	Exhibits

	99.1	Complaint in the matter of United States of America v. Tronox LLC, Case No. 3:33-av-00001, U.S. District Court in the District of New Jersey.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRONOX INCORPORATED

By:	/s/Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary

Dated: September 12, 2008